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                                                               EXHIBIT 23.1

                      CONSENT OF INDEPENDENT AUDITORS

  We consent to the references to our firm under the caption "Experts" and to use and/or the incorporation by reference from J. Ray McDermott, S.A.'s Annual Report (Form 10-K), as amended, for the fiscal year ended March 31, 1996, of our reports dated May 15, 1996, with respect to the consolidated financial statements of J. Ray McDermott, S.A., and dated April 26, 1996, with respect to the combined financial statements of McDermott-ETPM West, Inc. (not presented separately therein) included and/or incorporated by reference in Amendment No. 2 to the Registration Statement (Form S-3, No. 333-01971) and the related Prospectus of J. Ray McDermott, S.A. for the registration of $250,000,000 principal amount of its Senior Subordinated Notes due 2006.

                                          ERNST & YOUNG LLP

New Orleans, Louisiana

July 2, 1996